EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces Fourth Quarter 2022 Results
•Declared quarterly distribution of $0.4714 per unit; 34th consecutive quarterly distribution

HOUSTON--(BUSINESS WIRE)--Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership in the fourth quarter of 2022 of $16.8 million, or $0.48 per limited partner unit, a decrease of $12.7 million compared to fourth quarter 2021 net income of $29.5 million. Net income in the fourth quarter of 2021 benefitted from a $32 million buyer deficiency fee resulting from an unplanned outage related to the Petro 2 turnaround at Westlake Chemical OpCo, LP ("OpCo"). The decrease in net income in the fourth quarter of 2022 when compared to the prior-year period was a result of a lower buyer deficiency fee of $10 million recorded in the period as well as higher interest expense, partially offset by higher production at OpCo. Cash flows from operating activities in the fourth quarter of 2022 were $122.6 million, an increase of $100.7 million compared to fourth quarter 2021 cash flows from operating activities of $21.9 million, due to higher production at OpCo as well as cash flows from operations in the fourth quarter of 2021 being impacted by expenditures related to OpCo's Petro 2 turnaround. For the three months ended December 31, 2022, MLP distributable cash flow was $20.3 million, an increase of $5.0 million compared to fourth quarter 2021 MLP distributable cash flow of $15.3 million. The increase in MLP distributable cash flow and associated trailing twelve-month coverage ratio was primarily attributable to higher production and lower maintenance capital spending.
Fourth quarter 2022 net income attributable to the Partnership of $16.8 million increased by $2.0 million compared to third quarter 2022 net income of $14.8 million, primarily due to higher production volume, partially offset by higher interest expense. Fourth quarter 2022 cash flows from operating activities of $122.6 million increased by $7.1 million compared to third quarter 2022 cash flows from operating activities of $115.5 million due to higher production. Fourth quarter 2022 MLP distributable cash flow of $20.3 million increased by $3.6 million compared to third quarter 2022 MLP distributable cash flow of $16.7 million, primarily due to lower maintenance capital expenditures.
For the full year 2022, net income attributable to the Partnership of $64.2 million, or $1.82 per limited partner unit, decreased by $18.3 million compared to full year of 2021 net income attributable to the Partnership of $82.5 million. The decrease in net income attributable to the Partnership was primarily due to lower third-party sales margins, higher interest expense, and a lower buyer deficiency fee than in the prior-year period. Cash flows from operating activities for the full year of 2022 were $463.7 million, an increase of $55.3 million compared to the full year of 2021 cash flows from operating activities of $408.4 million. This increase in cash flows from operating activities was primarily due to higher production at OpCo, significantly lower turnaround expenditures, and the receipt of a prior-year receivable from Westlake. For the year ended December 31, 2022, MLP distributable cash flow was $75.9 million, an increase of $5.8 million compared to MLP distributable cash flow of $70.1 million for the year ended December 31, 2021.
"2022 presented its share of challenges including decades-high inflation, tighter monetary policy, and the highest feedstock and energy costs for U.S. ethylene producers since 2011. While each year brings new challenges, the Partnership's financial performance in 2022, supported by our sales agreement with Westlake, once again demonstrated the resiliency and consistency of its earnings and cash flows. This consistent cash flow enabled us to declare our 34th consecutive quarterly distribution payment and improve our twelve-month coverage ratio to 1.14x in 2022," said Albert Chao, President and Chief Executive Officer. "2023 will likely bring new challenges, such as the current low third-party ethylene sales margins and relatively high interest rates; however, despite these headwinds, the insulative attributes of the agreement with Westlake give us confidence in another year of solid performance and cash flows."
On January 23, 2023, the Partnership announced that the Board of Directors of Westlake Chemical Partners GP LLC had approved a quarterly distribution for the fourth quarter of 2022 of $0.4714 per unit to be payable on February 16, 2023 to unitholders of record as of February 2, 2023, representing the 34th consecutive quarterly distribution to our unitholders. MLP distributable cash flow provided trailing twelve-month coverage of 1.14x the declared distributions for the fourth quarter of 2022, which was an increase from the trailing twelve-month coverage ratio of 1.07x at the end of the third quarter of 2022.
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OpCo's Ethylene Sales Agreement with Westlake is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.

The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to the ability to deliver value, returns, predictable cash flows and distributions to unitholders, the expectation that strong distributions will continue, and the nature of the sales agreement with Westlake, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, the COVID-19 pandemic and the response thereto; operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions and commitments of Westlake Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC in March 2022, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which was filed with the SEC in November 2022.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow and EBITDA. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. GAAP, but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake Corporation's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. MLP distributable cash flow and EBITDA are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess our operating performance as compared to other publicly traded partnerships, our ability to incur and service debt and fund capital expenditures and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities. Reconciliations of MLP distributable cash flow to net income and to net cash provided by operating activities and of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.
Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' fourth quarter 2022 results will be held Tuesday, February 21, 2023 at 1:00 PM Eastern Time (12:00 PM Central Time). To access the conference call, please register at: https://register.vevent.com/register/BI9783ef61b8b547ef9b507fc63dc0f073. A dial-in will be provided upon registration.
The conference call will also be available via webcast at: https://edge.media-server.com/mmc/p/n8a3yw3a and the earnings release can be obtained via the Partnership web page at: https://investors.wlkpartners.com/corporate-profile/default.aspx.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Corporation ("Westlake")	$322,868	$317,940	$1,342,910	$1,026,586
Net co-products, ethylene and other sales—third parties	43,971	12,516	250,237	188,272
Total net sales	366,839	330,456	1,593,147	1,214,858
Cost of sales	268,709	183,406	1,215,782	773,152
Gross profit	98,130	147,050	377,365	441,706
Selling, general and administrative expenses	2,854	6,284	29,678	31,018
Income from operations	95,276	140,766	347,687	410,688
Other income (expense)
Interest expense—Westlake	(4,704)	(2,166)	(13,407)	(8,816)
Other income, net	883	10	1,566	62
Income before income taxes	91,455	138,610	335,846	401,934
Provision for income taxes	195	216	1,017	549
Net income	91,260	138,394	334,829	401,385
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	74,476	108,882	270,656	318,838
Net income attributable to Westlake Partners	$16,784	$29,512	$64,173	$82,547

Net income per limited partner unit attributable to Westlake Partners (basic and diluted)
Common units	$0.48	$0.84	$1.82	$2.34

Distributions declared per unit	$0.4714	$0.4714	$1.8856	$1.8856

MLP distributable cash flow	$20,261	$15,297	$75,870	$70,057

Distributions declared
Limited partner units—publicly and privately held	$9,947	$9,943	$39,775	$39,760
Limited partner units—Westlake	6,657	6,657	26,628	26,628
Total distributions declared	$16,604	$16,600	$66,403	$66,388
EBITDA	$125,551	$166,760	$470,327	$519,564

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
	2022	2021

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$64,782	$17,057
Receivable under the Investment Management Agreement—Westlake	64,996	106,243
Accounts receivable, net—Westlake	90,965	142,791
Accounts receivable, net—third parties	20,030	5,825
Inventories	4,715	8,898
Prepaid expenses and other current assets	305	396
Total current assets	245,793	281,210
Property, plant and equipment, net	990,213	1,043,539
Other assets, net	135,973	155,949
Total assets	$1,371,979	$1,480,698

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$66,941	$106,796
Long-term debt payable to Westlake	399,674	399,674
Other liabilities	1,656	1,530
Total liabilities	468,271	508,000
Common unitholders—publicly and privately held	480,643	481,796
Common unitholder—Westlake	53,859	54,754
General partner—Westlake	(242,572)	(242,572)
Total Westlake Partners partners' capital	291,930	293,978
Noncontrolling interest in OpCo	611,778	678,720
Total equity	903,708	972,698
Total liabilities and equity	$1,371,979	$1,480,698
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WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2022	2021

	(In thousands of dollars)
Cash flows from operating activities
Net income	$334,829	$401,385
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	121,074	108,814
Net loss on disposition and other	5,063	3,922
Other balance sheet changes	2,770	(105,682)
Net cash provided by operating activities	463,736	408,439
Cash flows from investing activities
Additions to property, plant and equipment	(54,118)	(81,171)
Investments with Westlake under the Investment Management Agreement	(319,884)	(276,000)
Maturities of investments with Westlake under the Investment Management Agreement	362,000	293,000
Other	—	(130)
Net cash used for investing activities	(12,002)	(64,301)
Cash flows from financing activities
Proceeds from debt payable to Westlake	32,000	—
Repayment of debt payable to Westlake	(32,000)	—
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(337,598)	(277,856)
Quarterly distributions to unitholders	(66,411)	(66,379)
Net cash used for financing activities	(404,009)	(344,235)
Net increase (decrease) in cash and cash equivalents	47,725	(97)
Cash and cash equivalents at beginning of the year	17,057	17,154
Cash and cash equivalents at end of the year	$64,782	$17,057

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2022	2021	2022	2021

	(In thousands of dollars)
Net cash provided by operating activities	$115,495	$122,574	$21,862	$463,736	$408,439
Changes in operating assets and liabilities and other	(37,190)	(31,314)	116,532	(128,907)	(7,054)
Net income	78,305	91,260	138,394	334,829	401,385
Add:
Depreciation, amortization and disposition of property, plant and equipment	30,349	29,711	28,442	125,781	113,032
Less:
Contribution to turnaround reserves	(7,323)	(7,364)	(44,500)	(29,175)	(80,090)
Maintenance capital expenditures	(14,348)	(7,077)	(46,350)	(45,249)	(87,783)
Distributable cash flow attributable to noncontrolling interest in OpCo	(70,249)	(86,269)	(60,689)	(310,316)	(276,487)
MLP distributable cash flow	$16,734	$20,261	$15,297	$75,870	$70,057

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF EBITDA TO NET INCOME AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2022	2021	2022	2021

	(In thousands of dollars)
Net cash provided by operating activities	$115,495	$122,574	$21,862	$463,736	$408,439
Changes in operating assets and liabilities and other	(37,190)	(31,314)	116,532	(128,907)	(7,054)
Net income	78,305	91,260	138,394	334,829	401,385
Less:
Other income, net	618	883	10	1,566	62
Interest expense—Westlake	(3,645)	(4,704)	(2,166)	(13,407)	(8,816)
Provision for income taxes	(484)	(195)	(216)	(1,017)	(549)
Income from operations	81,816	95,276	140,766	347,687	410,688
Add:
Depreciation and amortization	29,391	29,392	25,984	121,074	108,814
Other income, net	618	883	10	1,566	62
EBITDA	$111,825	$125,551	$166,760	$470,327	$519,564